UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 21, 2009
The Warnaco Group, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-10857	95-4032739

(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

501 Seventh Avenue, New York, New York	10018

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 287-8000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     The Warnaco Group, Inc. (the “Company”) is filing this Current Report on Form 8-K to summarize the effects on its Annual Report on Form 10-K for the fiscal year ended January 3, 2009 (“Fiscal 2008”), filed on March 2, 2009 (the “2008 Form 10-K”) of the adoption, on January 4, 2009, of SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB 51 (“SFAS 160”) and FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”).
     The adoption of SFAS 160 and FSP EITF 03-6-1 did not have a material effect on the Company’s financial condition, results of operations or cash flows for any period presented in its 2008 Form 10-K. However, as a result of the retrospective presentation and disclosure requirements of SFAS 160 and FSP EITF 03-6-1, the adoption of these statements did affect the presentation and disclosure of noncontrolling interests and basic and diluted earnings per common share in the Company’s consolidated financial statements for certain periods prior to the adoption of those pronouncements on January 4, 2009.
SFAS No. 160
     SFAS 160 establishes new standards that govern the accounting for and reporting of (1) noncontrolling interest in partially owned consolidated subsidiaries and (2) the loss of control of subsidiaries. Significant changes to the accounting for noncontrolling interests include (a) the inclusion of noncontrolling interests in the equity section of the controlling entity’s consolidated balance sheet rather than in the mezzanine section and (b) the requirement that changes in the controlling entity’s interest in the noncontrolling interest, without a change in control, be recognized in the controlling entity’s equity rather than being accounted for by the purchase method, which accounting under the purchase method would have given rise to goodwill.
     The Company did not have any noncontrolling interests prior to Fiscal 2008. The principal effect of the adoption of SFAS 160 on the Fiscal 2008 consolidated balance sheet is to reclassify the noncontrolling interest of $1,054,000 from Long term liabilities to Stockholders’ equity attributable to noncontrolling interest, thus increasing the total of consolidated Stockholders’ equity by that amount, as follows:

Fiscal 2008
(in thousands)
Balance Sheet
Equity, as previously reported	$787,687

Increase for SFAS 160 reclassification of non-controlling interest	1,054

Equity, as adjusted	$788,741

     Additionally, the adoption of SFAS 160 requires that net income, as previously reported prior to the adoption of SFAS 160, be adjusted to include the net income attributable to the noncontrolling interest, and that a new separate caption for net income attributable to common shareholders be presented in the consolidated statement of earnings. Thus, after the adoption of SFAS 160, consolidated net income increases by $1,347,000 for Fiscal 2008 and net income attributable to the Warnaco Group, Inc. for Fiscal 2008 is equal to net income as previously reported prior to the adoption of SFAS 160.
     SFAS 160 also requires similar disclosure regarding comprehensive income. Therefore, after the adoption of SFAS 160 consolidated comprehensive income increases by $1,111,000 for Fiscal 2008 and comprehensive income attributable to the Warnaco Group, Inc. for Fiscal 2008 is equal to comprehensive income as previously reported prior to the adoption of SFAS 160.
FSP EITF 03-6-1
     FSP EITF 03-6-1 clarifies that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and are required to be included in the computation of both basic and diluted earnings per share pursuant to the two-class method as described in paragraphs 60 and 61 of FASB Statement No. 128, Earnings per Share. In connection with the adoption of FSP EITF 03-6-1, the calculation of basic and diluted earnings per share will include shares of unvested restricted stock, which are deemed to be participating securities, for periods presented in the 2008 Form 10-K, as follows:

	Fiscal	Fiscal	Fiscal	Fiscal	Fiscal
	2008	2007	2006	2005	2004
Basic income per common share attributable to The Warnaco Group, Inc. common shareholders:

Income per common share, as reported
Income per common share from continuing operations	$1.11	$1.94	$1.45	$0.94	$0.67
Income per common share from discontinued operation	(0.07)	(0.18)	(0.34)	0.14	0.27

Net income per common share	$1.04	$1.76	$1.11	$1.08	$0.94

Income per common share, as retrospectively adjusted

Income per common share from continuing operations	$1.09	$1.90	$1.43	$0.93	$0.66
Income per common share from discontinued operation	(0.06)	(0.17)	(0.34)	0.13	0.26

Net income per common share	$1.03	$1.73	$1.09	$1.06	$0.92

Diluted income per share attributable to The Warnaco Group, Inc. common shareholders:

Income per common share, as reported
Income per common share from continuing operations	$1.07	$1.86	$1.42	$0.92	$0.66
Income per common share from discontinued operation	(0.06)	(0.16)	(0.34)	0.13	0.27

Net income per common share	$1.01	$1.70	$1.08	$1.06	$0.92

Income per common share, as retrospectively adjusted
Income per common share from continuing operations	$1.06	$1.84	$1.40	$0.91	$0.65
Income per common share from discontinued operation	(0.06)	(0.17)	(0.33)	0.14	0.26

Net income per common share	$1.00	$1.67	$1.07	$1.05	$0.91

     This filing does not change any other information contained in the Company’s 2008 Form 10-K as originally filed on March 2, 2009. This filing also does not reflect events that have occurred after the original filing date of the Form 10-K, except as described above with respect to adoption of SFAS 160 and FSP EITF 03-6-1. More current information is contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended April 4, 2009, filed on May 12, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WARNACO GROUP, INC.
Date: May 21, 2009	By:	/s/ Lawrence R. Rutkowski
		Name:	Lawrence R. Rutkowski
		Title:	Executive Vice President and Chief Financial Officer

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